UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 4, 2011

GC CHINA TURBINE CORP.
(Exact Name of Registrant as Specified in its Charter)

Nevada	001-33442	98-0536305
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

No. 86, Nanhu Avenue, East Lake Development Zone, Wuhan, Hubei Province 430223 People’s Republic of China
(Address of Principal Executive Office) (Zip Code)

Registrant's telephone number, including area code:  +8627-8798-5051

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)           Resignation of Mr. Xu Jia Rong from the Board of Directors

Effective March 4, 2011, Mr. Xu Jia Rong resigned as a member of the Board of Directors of GC China Turbine Corp. (the “Company”).

(b)           Appointment of Mr. Zhang Weijun to the Board of Directors

Effective upon Mr. Xu Jia Rong’s resignation, the Board of Directors of the Company appointed Mr. Zhang Weijun as a member of the Board of Directors.  Mr. Zhang has served as the Deputy General Manager in charge of wind resource development of Wuhan Guoce Nordic New Energy Co., Ltd., the Company’s wholly owned operating subsidiary, since March 2009.  Mr. Zhang is responsible for acquiring sales orders and wind resources, as well as managing sales projects in the Inner Mongolia region.  Prior to that, Mr. Zhang served as the Manager of the Instrumentation Department of Wuhan Guoce Science and Technology, Co., Ltd. from March 1993 to March 2009 where he participated in the development of all of the company’s instruments.

Mr. Zhang received his Bachelor of Engineering degree from the Beijing Institute of Technology, where he majored in Electronic Engineering, and his Master of Engineering degree from the Huazhong University of Science and Technology, where he majored in Electronic Surveying.  The Board of Directors appointed Mr. Zhang to the board due to his lengthy wind-turbine industry background, technical expertise, and knowledge of the Company through his association with Wuhan Guoce Nordic New Energy Co., Ltd. and Wuhan Guoce Science and Technology Co., Ltd.

Mr. Zhang has no family relationships with any of the Company’s directors or executive officers.  However, as stated above, Mr. Zhang is a Deputy General Manager of Wuhan Guoce Nordic New Energy Co., Ltd., the wholly owned operating subsidiary of the Company.

(c)           Appointment of Mr. Zhu Wenyao

Effective March 4, 2011, the Board of Directors appointed Mr. Zhu Wenyao as the Company’s Chief Operating Officer.  Mr. Zhu, age 39, has served as the Deputy General Manager of Marketing for the Company since October 2010, where his responsibilities included developing the Company’s marketing strategy, managing the Company’s marketing budget, overseeing sales team management, developing new markets, supporting the Company’s accounts receivable collection process and collecting market information for management.  Prior to joining the Company, Mr. Zhu served as Deputy General Manager of Sales and Service and Sales Manager for Diamond Power Machine (Hubei) Co., Inc. since October 2008, where Mr. Zhu’s responsibilities included managing the annual budget of the Sales and Service team, leading the Sales and Service team, achieving orders within required margins and conditions, and assisting in establishing a marketing strategy, forecast and plan.  From December 2004 to October 2008, Mr. Zhu served as Commercial Department Manager of NK Wuhan Cable Co., Ltd. where his responsibilities included being responsible for the performance of the marketing and sales team, managing subordinates to develop new key customers and preparing marketing analysis reports for management.  From October 2000 to December 2004, Mr. Whu served as a Commercial Engineer for NK Wuhan Cable Co., Ltd., where his responsibilities included sales development, accounts receivable collection and marketing feedback.  From December 1999 to October 2000, Mr. Whu served as Purchaser in the Production Department of NK Wuhan Cable Co., Ltd.  Prior to that, Mr. Whu served in various capacities with Chengtong Group Southern Metal Branch from July 1993 to December 1999, including the position of Purchasing Department Manager.

Mr. Zhu received his Bachelor of Science in Engineering and Masters of Business Administration degrees from the Huazhong University of Science and Technology.

There is no arrangement or understanding pursuant to which Mr. Zhu was appointed Chief Operating Officer. Mr. Zhu has no family relationships with any of the Company’s directors or executive officers.  There are no related party transactions between the Company and Mr. Zhu that are reportable under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GC CHINA TURBINE CORP.

Date: March 10, 2011	By:	/s/ Ping Ye
Ping Ye
Chief Financial Officer